SUB-ITEM 77K:	Changes in Trust's Certifying Accountant

1. (i)	On April 2, 2009, Deloitte & Touche LLP
("Deloitte") succeeded Ernst & Young LLP ("E&Y") as the independent registered public accounting firm for the Allegiant Advantage Fund (the "Trust").

(ii) 	E&Y's reports on the Trust's financial
statements for the two most recent fiscal years ended May
31, 2008 and May 31, 2007 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles or practices.

 (iii)	The Trust's selection of Deloitte as its
independent registered public accounting firm was recommended by the Audit Committee and approved by the Trust's Board of Trustees at a Board Meeting held on February 27, 2009.

 (iv)	During the Trust's two most recent fiscal years
and through April 2, 2009 there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years.

(v)	During the Trust's two most recent fiscal years and
through April 2, 2009 there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation
S-K under the Securities Exchange Act of 1934, as amended.

2.	The Trust, by action and upon the recommendation of
its Audit Committee, engaged Deloitte as its independent registered public accounting firm to audit the Trust's financial statements for the fiscal year ending May 31, 2009. During the Trust's two most recent fiscal years and through the date of this filing, neither the Trust, its portfolios nor anyone on their behalf has consulted
Deloitte on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or
(ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

3.	The Trust has requested that E&Y furnish it with a
letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.